Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (a) the Registration Statement on Form S-3 (No. 333-82666) and related prospectus pertaining to the Dividend Reinvestment Plan of Hersha Hospitality Trust and Subsidiaries (“HHT”), (b) the Registration Statement on Form S-3 (No. 333-113058) and related prospectus pertaining to the resale of common shares by various shareholders, (c) the Registration Statement on Form S-3 (No. 333-113227) and related prospectus pertaining to the resale of common shares by CNL Hospitality Properties, L.P. and its transferees, (d) the Registration Statement on Form S-3 (No. 333-113061) registering for offer and sale $200 million of common shares, preferred shares and debt securities of HHT and (e) the Registration Statement on Form S-8 (No. 333-122657) and related prospectus pertaining to the issuance of common shares pursuant to the Hersha Hospitality Trust 2004 Equity Incentive Plan, of our report dated March 5, 2004, except for the effect on 2003 amounts as described in Note 12 as to which the date is March 21, 2006, with respect to the financial statements of HHT included in this Annual Report of Form 10-K for the year ended December 31, 2005.

REZNICK GROUP, P.C.

Baltimore, Maryland
March 21, 2006